FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q4 2011 EPS OF $1.11;
Q4 2011 EPS UP 32% AND NET INCOME UP 29%, EX YEAR-AGO ITEM;
PROJECTED Q1 2012 EPS UP 35%, EX YEAR-AGO GAINS;
NYSE EURONEXT DUAL LISTING PLANNED

AMSTERDAM (1 February 2012) - Core Laboratories N.V. (NYSE: "CLB") reported fourth quarter 2011 earnings per share ("EPS") of $1.11, up 32%, and net income of $53,076,000, up 29% from 2010 fourth quarter totals, excluding the year-ago non-cash, non-operational item. Foreign currency translations equaling a loss of $0.01 per diluted share and a $0.03 gain per diluted share from a lower-than-expected tax rate were included in the fourth quarter 2011 results; therefore, Core's operations, excluding these items, earned $1.09 per diluted share in the quarter. Revenue for the quarter increased 17% to $243,786,000, while operating income increased 18% over last year's fourth quarter to $72,888,000. Operating margins for the quarter were 30%.

The fourth quarter 2011 EPS, net income, operating income, and revenue totals were all-time quarterly records for the Company. The results were bolstered by increased levels of international activities - especially those in deepwater, increased deepwater Gulf of Mexico activities, and increased drilling in unconventional oil-shale reservoirs in North and South America.

During the fourth quarter of 2011, Core generated $57,297,000 in cash from operations and had capital expenditures of $11,724,000, yielding $45,573,000 in free cash flow, defined as cash provided by operating activities, less capital expenditures. The Company returned approximately $18,000,000 of this cash to shareholders through its quarterly dividend and share repurchases.

As reported the previous nine quarters, the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's Peers by Bloomberg Financial. Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Peer Group. Moreover, Core's ROIC exceeded the Peer Group average ROIC by approximately 36 percentage points, and the Company had the highest ROIC to Weighted Average Cost of Capital (“WACC”) ratio and one of the lowest WACCs in the Peer Group.

Core's long-term focus on ROIC has produced exceptional total shareholder returns for the Company's long-term shareholders. According to Bloomberg Financial, at the end of the fourth quarter of 2011, there were only five companies in the S&P 500, none of which were in the oilfield services sector, that had produced better total shareholder returns than Core Laboratories over the last 15 years.

For the full year 2011, Core's revenue increased 14% to $907,648,000, operating income increased 14% excluding non-operational items creating operating income margins of 29%. Net income was up 27% to $184,684,000, and EPS totaled $3.82, increasing 27% over full-year 2010 results. Cash from operating activities was $204,126,000 for 2011, while free cash flow totaled $174,199,000. This cash and borrowings under the Company's credit facility were used to opportunistically repurchase shares and settle warrants that represented over 5% of Core's outstanding diluted shares in 2011. Total cash returned to shareholders through dividends, share repurchases, and the settlement of warrants in 2011 was approximately $327,303,000, or about $6.76 per diluted share, the highest per share amount in the oilfield services industry.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations reported record quarterly revenue and operating income for the fourth quarter 2011. Revenue increased 14% to $123,543,000, and operating income increased 23% to $34,397,000, while operating margins increased to 28%, 200 basis points over year-earlier fourth quarter levels. Year-over-year quarterly incremental margins were 44%.

Reservoir Description operations continued to benefit from increasing levels of international activities, especially in deepwater offshore West and East Africa, and the increased drilling in unconventional oil-shale reservoirs in North and South America. Projects from the Middle East and Asia-Pacific remained robust, while recent large oil discoveries in the northern North Sea supported European-based operations. In the deepwater Gulf of Mexico during the fourth quarter, Core initiated several large core analyses and reservoir fluids projects for multiple clients that were previewed in the Company's third quarter 2011 earnings conference call.

The Company is introducing several advanced technologies related to Digital Core Analyses. Core is integrating computer tomography (CT) images with laboratory-measured petrophysical data sets. Accurate and precise porosity measurements coupled with data sets from Core's patented and proprietary Nano-PermTM and MRShaleTM services are used to quantify and calibrate petrophysical and hydrocarbon saturation properties of CT imaged cores. The integrated technologies are especially effective in unconventional oil- shale reservoirs. Data sets can be quickly generated and are cost effective. Moreover, all of the analyses are non-destructive and the data sets generated are superior to data sets, especially permeabilities, estimated using older sample-destructive ion-milling techniques.

Production Enhancement

Production Enhancement operations reported record quarterly revenue and operating income for the fourth quarter 2011. Revenue increased 19% to $103,157,000, operating income increased 22% to $34,086,000, and operating margins increased 100 basis points over year-earlier fourth quarter levels to 33%. Year-over-year quarterly incremental margins were 37%.

Production Enhancement operations continued to benefit from increased market penetration by the Company's proprietary and patented HTD-BlastTM perforating systems. This technology is enabling longer horizontal lateral segments to be effectively and efficiently perforated for optimal completion and stimulation programs. In addition, the Company continues to see high demand for its SpectraScan®, SpectraStimTM, and SpectraChem®Plus+ completion and fracture diagnostic services. SpectraFloodTM technology continued to be applied to monitor field flood efficiencies in Oman and Kuwait and in offshore fields in Ghana, Equatorial Guinea, and the Eastern Mediterranean.

Reservoir Management

Reservoir Management operations reported fourth quarter 2011 revenue of $17,086,000, up 31% from year-earlier totals, and operating income of $4,414,000. Operating margins were 26%, lower than the year-earlier quarter because of sales mix and project timing.

Reservoir Management operations continued to build regional and worldwide consortium studies with most client interest focused on unconventional oil from shale reservoirs. Operations also continued to add formations to the Worldwide Oil and Natural Gas Shale Reservoir Study, including potential oil-shale reservoirs from Argentina, North Africa, the Middle East, and China. The Company's Eagle Ford Shale Study now has 38 participants as interest continues to grow in unconventional oil-shale reservoirs in West Texas, including the Wolfcamp in the Permian Basin.

Quarterly Dividends

On 11 October 2011, the Company's Board announced a quarterly cash dividend of $0.25 per share that was paid on 22 November 2011 to shareholders of record on 21 October 2011. Dutch withholding tax was deducted from the dividend at the rate of 15%. The dividend payment represented a return of approximately $12,000,000 to Company shareholders.

On 13 January 2012, the Company's Board announced a cash dividend of $0.28 per share of common stock payable in the first quarter of 2012. This amount represents a 12% increase over the quarterly dividends of $0.25 per share that were paid in 2011, and if paid each quarter of 2012, it would equal a payout of $1.12 per share of common stock. The quarterly $0.28 per share cash dividend will be paid on 24 February 2012 to shareholders of record on 24 January 2012. Dutch withholding tax will be deducted from the payment at a rate of 15%.

Any determination to declare a future quarterly cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

Free Cash Flow - Share Repurchase Program - Capital Returned To Shareholders

In the fourth quarter of 2011, Core generated $57,297,000 in cash from operations, had capital expenditures of $11,724,000, and generated free cash flow of $45,573,000. During the quarter, the Company returned approximately $18,000,000 of this cash through its regular quarterly dividend and by repurchasing 64,677 shares of stock.

For the full year 2011, the Company generated $204,126,000 in cash from operations, had capital expenditures of $29,927,000, and generated free cash flow of $174,199,000. This cash and borrowings under the Company's credit facility were used to fund approximately $46,027,000 in regular quarterly dividends and to repurchase shares and settle warrants for approximately $281,276,000. The repurchased shares and warrant settlements represented approximately 3,000,000 diluted shares, or approximately 5% of the Company's diluted outstanding shares. Total capital returned to shareholders in 2011 was approximately $327,303,000, or about $6.76 per diluted share.

Since the Company initiated its share repurchase program in October 2002, Core has returned almost $1.2 billion to its shareholders via quarterly and special dividends, the repurchase of shares, and settlements of warrants. The total number of shares repurchased and warrants settled by the Company over the nine-plus-year period represents 35,194,000 diluted shares. As of the fourth quarter 2011, when Core's average diluted share count reached 47,677,000, the Company had repurchased over 42% of its outstanding diluted shares, a return to its shareholders of approximately $24.00 per diluted share.

Return On Invested Capital

As reported in the previous nine quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's Peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the

Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg Peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Peer Group. In addition, Core's ROIC was approximately 36 percentage points above the Peer Group average. Several of the Peer companies failed to post ROICs that exceeded their WACCs, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest, and its WACC is one of the lowest of any company in the Peer Group.

Peer companies listed by Bloomberg include Halliburton, Schlumberger, Tidewater, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update the ROIC for the oilfield services sector for the fourth quarter 2011 in its first quarter 2012 earnings release.

NYSE Euronext Amsterdam Dual Listing

Core Laboratories N.V. is a Dutch company with operations, employees and clients in over 50 countries providing Core with one of the most geographically diversified operational platforms in the oilfield service sector. As the Company's market capitalization has grown, so too has the interest from prospective international institutional investors to participate in the ownership of Core Lab through its publicly traded shares. Given Core's international business platform, the Company is interested in expanding investor ownership beyond the United States. Accordingly, Core has begun the process to dual list the Company's shares on the NYSE Euronext Exchange in Amsterdam effective in the second quarter of 2012. European institutional investors currently hold approximately 5% of Core's outstanding shares, and the Company believes the Euronext listing will expand Core's international investor ownership.

First Quarter 2012 and Full-Year 2012 Earnings Guidance

For 2012, the Company expects increasing international growth, especially in deepwater projects supported by the scheduled arrivals of additional deepwater rigs. Deepwater pre-salt activities in several international basins, such as the Kwanza Basin offshore Angola, should increase significantly throughout 2012. In addition, Core should benefit from increasing activities in the deepwater Gulf of Mexico, which is projected to approach early 2008 highs by late 2012. Core will also benefit from increasing activities in unconventional oil-shale reservoirs, not only in North America, but also South America - particularly Argentina - and North Africa. The Company expects to generate $200,000,000 in revenue from primarily oil-shale reservoirs in 2012. Core assumes that worldwide activity levels will increase by 10%, and the Company's annual revenue is expected to grow 13%.

As a result of the Company's outlook, for the first quarter of 2012 Core expects revenue of approximately $230,000,000 to $240,000,000, with EPS between $1.01 and $1.06, where the midpoints of guidance represent an increase in revenue of approximately 14% and EPS growth of 35% over first quarter 2011 totals, excluding year-ago non-operational gains and charges. First quarter 2012 operating margins are projected to be 29%, up approximately 200 basis points over year-earlier levels.

For the full year 2012, the Company expects revenue of approximately $1,005,000,000 to $1,045,000,000, with EPS between $4.50 and $4.82. Using the mid-points of the yearly guidance, the Company's annual revenue is expected to grow 13%. Using an effective tax rate of 25% yields a mid-point of EPS guidance at $4.66, a 23% increase over full-year 2011 EPS, excluding non-operational gains and charges. Full-year 2012 operating margins are projected to be in the 30% range, an increase of approximately 100 basis points over full-year 2011 levels.

For 2012, Core expects to generate over $200,000,000 in free cash flow, an all-time high, while increasing capital expenditures to an estimated $33,000,000. This capital program, the largest in the Company's history, is in response to anticipated strong client demand for Core's proprietary and patented technologies in 2012 and into 2013. Up to 80% of the 2012 capital program will address opportunities that are driven by increasing client activity levels, primarily in international areas. The Company will maintain its strict ROIC standards when deploying 2012 capital with the goal of Core remaining the industry leader for returns on invested capital. The Company also anticipates that it will continue opportunistic repurchases of shares in 2012.

If worldwide activity levels increase more than the anticipated 10%, the Company's results will trend toward the upper end of the 2012 revenue and EPS guidance. Conversely, if worldwide activity levels increase less than 10%, the Company's results will trend lower. Future guidance excludes any foreign currency translations or any shares that may be repurchased by the Company.

The Company has scheduled a conference call to discuss Core's fourth quarter 2011 earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 2 February 2012. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2010 Form 10-K filed on 22 February 2011, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	31 December 2011	31 December 2010	31 December 2011	31 December 2010
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$243,786	$208,193	$907,648	$794,653

OPERATING EXPENSES:
Costs of services and sales	154,034	133,513	593,369	513,790
General and administrative expenses	10,678	9,022	41,141	33,029
Depreciation and amortization	5,929	5,779	23,303	23,113
Other (income) expense, net	257	(1,697)	(919)	(2,205)

OPERATING INCOME	72,888	61,576	250,754	226,926
Loss on exchange of Senior Exchangeable Notes	142	1,264	1,012	1,939
Interest expense	2,216	3,651	10,900	15,839

INCOME BEFORE INCOME TAX EXPENSE	70,530	56,661	238,842	209,148
INCOME TAX EXPENSE	17,371	16,671	54,198	63,747
NET INCOME	53,159	39,990	184,644	145,401
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	83	48	(40)	484
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$53,076	$39,942	$184,684	$144,917

Diluted Earnings Per Share:	$1.11	$0.81	$3.82	$3.00

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	47,677	49,195	48,393	48,241

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$123,543	$108,723	$469,775	$425,829
Production Enhancement	103,157	86,403	371,449	313,956
Reservoir Management	17,086	13,067	66,424	54,868
Total	$243,786	$208,193	$907,648	$794,653

Operating income (loss):
Reservoir Description	$34,397	$27,950	$116,244	$106,179
Production Enhancement	34,086	27,886	112,576	101,241
Reservoir Management	4,414	4,932	21,887	19,759
Corporate and other	(9)	808	47	(253)
Total	$72,888	$61,576	$250,754	$226,926

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 December 2011	31 December 2010
	(Unaudited)
Cash and Cash Equivalents	$29,332	$133,880
Accounts Receivable, net	170,805	154,726
Inventory	53,214	33,979
Other Current Assets	22,787	26,735
Total Current Assets	276,138	349,320

Property, Plant and Equipment, net	115,295	104,223
Intangibles, Goodwill and Other Long Term Assets, net	203,499	182,499
Total Assets	$594,932	$636,042

LIABILITIES AND EQUITY:

Short-Term Debt & Lease Obligations	$2,344	$147,543
Accounts Payable	57,639	44,710
Other Current Liabilities	72,802	87,100
Total Current Liabilities	132,785	279,353

Long-Term Debt & Lease Obligations	$223,075	$—
Other Long-Term Liabilities	57,417	55,485
Equity Component of Senior Exchangeable Notes	—	8,864
Total Equity	181,655	292,340
Total Liabilities and Equity	$594,932	$636,042

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Twelve Months Ended
31 December 2011

CASH FLOWS FROM OPERATING ACTIVITIES	$204,126

CASH FLOWS FROM INVESTING ACTIVITIES	(52,018)

CASH FLOWS FROM FINANCING ACTIVITIES	(256,656)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(104,548)
CASH AND CASH EQUIVALENTS, beginning of period	133,880
CASH AND CASH EQUIVALENTS, end of period	$29,332

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period over period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2010

Operating income	$250,754	$226,926
Employee retention stock awards cost	4,431	—
One time severance benefits and other personnel costs	3,665	—
Legal entity realignment	711	—
Foreign exchange losses	1,809	1,712
Operating income excluding specific items	$261,370	$228,638

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
December 31, 2010

Net income	$39,942
Loss on exchange of Notes	1,264
Net income excluding specific items	$41,206

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011

Earnings per diluted share	$1.11	$0.81	$3.82
Employee retention stock awards cost	—	—	0.09
One time severance benefits and other personnel costs (net of tax)	—	—	0.05
Legal entity realignment (net of tax)	—	—	0.01
Foreign exchange losses (net of tax)	0.01	—	0.03
Loss on exchange of Notes	—	0.03	0.02
Financing costs (net of tax)	—	—	0.02
Impact of lower effective tax rate	(0.03)	—	(0.29)
Earnings per diluted share excluding specific items	$1.09	$0.84	$3.75

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	31 December 2011	31 December 2011

Net cash provided by operating activities	$57,297	$204,126
Less: capital expenditures	(11,724)	(29,927)
Free cash flow	$45,573	$174,199

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